Exhibit 99.2

             STRATEX NETWORKS ANNOUNCES EXPANDED CREDIT FACILITY

    SAN JOSE, Calif., March 2 /PRNewswire-FirstCall/ -- Stratex Networks, Inc. (Nasdaq: STXN), a leading provider of wireless transmission solutions, announced today it has amended its existing credit facility with SVB Silicon Valley Bank, the commercial banking arm of SVB Financial Group (Nasdaq: SIVB). The new agreement extends the credit facility for a further one-year period expiring in April 2008 and increases the credit limit to $50 million. Included in the new credit facility is an additional $20 million in long-term borrowing, which will be repaid over a period of four years. This increase in the credit facility was completed to provide additional resources for working capital requirements and other corporate purposes.

    "This expanded credit facility, as well as our return to profitability, provides us with the flexibility and resources to fund the current growth of our business," said Carl Thomsen, Senior Vice President and Chief Financial Officer of Stratex Networks.

    About Stratex Networks

    With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world's leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers' needs in wireless, high-capacity transmission technology. Additional information is available at www.stratexnetworks.com.

SOURCE  Stratex Networks, Inc.
    -0-                             03/02/2006
    /CONTACT: Mary McGowan of Summit IR Group Inc., +1-408-404-5401, or IR@stratexnet.com, for Stratex Networks/
    /Web site:  http://www.stratexnet.com /
    (STXN SIVB)